File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

MEGACORN FUND, FUND FG-WHQ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-WTS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-EVB, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-KLW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JVW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LHU, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-ZPX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VNR, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-KKR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LQA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KLR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VDA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KRA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VMS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-PAW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MHM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KMF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LSR, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-APL, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GRT, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NOR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ACE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ZBA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-YAM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NHT A SERIES OF FORGE INVESTMENTS, FUND FG-BNI A SERIES OF FORGE INVESTMENTS, FUND FG-IDK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SEA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LED, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-TER, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-UBE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ORV A SERIES OF FORGE INVESTMENTS, FUND FG-PNK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ZCD A SERIES OF FORGE INVESTMENTS, FUND FG-BNV A SERIES OF FORGE GLOBAL INVESTMENTS, FUND FG-UBW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LRN, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-USR, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-UYF, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MBW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PNR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PRQ, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-ONW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SHE, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-LSK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LYW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OAK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SMP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-TQY, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-QRK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-QUN, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NEV, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-UJE, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MMB, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-NAS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MRS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-WRY A SERIES OF FORGE INVESTMENTS, FUND FG-JUW A SERIES OF FORGE INVESTMENTS, FUND FG-WIL A SERIES OF FORGE INVESTMENTS, FUND FG-IEW A SERIES OF FORGE INVESTMENTS, FUND FG-QAE A SERIES OF FORGE INVESTMENTS, FUND FG-CLS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-CDC, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MRH, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ARE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-WBU, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-KIT A SERIES OF FORGE INVESTMENTS, FUND FG-ZTH A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OPP A SERIES OF FORGE INVESTMENTS LLC, FUND FG-CMC A SERIES OF FORGE INVESTMENTS, FUND FG-DEX A SERIES OF FORGE INVESTMENTS, FUND FG-REX A SERIES OF FORGE GLOBAL INVESTMENTS, FUND FG-DDY A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MXY,

A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RJJ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RTA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RLU, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-TMS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-TJC, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NTP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OZP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PKZ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MRB, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RGH, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-RBL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-RLL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MAC, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-LJS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-RRA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DAS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MLM, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-NMO, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-LVT, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-SKN A SERIES OF FORGE INVESTMENTS LLC, FUND FG-IDA A SERIES OF FORGE INVESTMENTS, FUND FG-JAY A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LUV, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KOI A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SSF A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ANT A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DOG A SERIES OF FORGE INVESTMENTS, FUND FG-CAT A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PHA A SERIES OF FORGE INVESTMENTS, FUND FG-PIE A SERIES A FORGE INVESTMENTS LLC, FUND FG-HAP A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MCS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ASP A SERIES OF FORGE INVESTMENTS LLC, FUND FG-EFG A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MLM A SERIES OF FORGE INVESTMENTS, FUND FG-PAR, A SERIES OF FORGE INVESTMENTS LLC, FORGE SECURITIES LLC, FUND FG-BEE A SERIES OF FORGE INVESTMENTS, FUND FG-JTP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JMW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-EXB, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ASL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-APG, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-AXZ, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-NGL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-AGV, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-BLU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JLS, A SERIES OF FORGE INVESTMENTS, LLC, FUND EQ-JCA, A SERIES OF EQUIDATE INVESTMENTS LLC, FUND FG-CWJ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GWS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-GZX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GRG, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GPR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GGT, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-FYA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-AHF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-HAL, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ARQ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ETY, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-EDU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DPU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JES, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JEM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JOR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JMM, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-HMS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GTG, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-APA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GMV, A SERIES OF FORGE INVESTMENTS LLC, FUND EQ-DGO, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ASF, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-BXW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ANO, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-HTL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-DBD, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BTU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BJM, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-GTS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-DXL, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-FWX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-CRF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-IMF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VNT, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-XYE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BDF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VZX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DST, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-HIS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MJM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BRB, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ILM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OMM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ONG A SERIES OF FORGE INVESTMENTS LLC, FUND FG-UFO, A SERIES OF FORGE INVESTMENTS LLC, MCF SPACEX-I, MEGACORN FUND LP, MCF SPACEX LLC, MCF NL LLC, MCF GQ LLC, MCF EPIC GAMES LLC, MCF ANDURIL-I LLC, MCF ANDURIL LLC, DOD ACCELERATOR FUND L.P. AND FORGE GLOBAL ADVISORS LLC

c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Joshua B. Deringer, Esq.

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103

(215) 988-2959

joshua.deringer@faegredrinker.com

Copies to:

David L. Williams, Esq.

Faegre Drinker Biddle & Reath LLP

320 South Canal Street, Suite 3300

Chicago, IL 60606

312-569-1000

david.williams@faegredrinker.com

Monica Simon

Forge Global Advisors LLC

4 Embarcadero Center, Suite 1500

San Francisco, CA 94111

646-872-5737

Monica.simon@forgeglobal.com

July 16, 2026

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

MEGACORN FUND, FUND FG-WHQ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-WTS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-EVB, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-KLW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JVW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LHU, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-ZPX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VNR, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-KKR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LQA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KLR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VDA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KRA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VMS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-PAW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MHM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KMF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LSR, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-APL, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GRT, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NOR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ACE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ZBA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-YAM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NHT A SERIES OF FORGE INVESTMENTS, FUND FG-BNI A SERIES OF FORGE INVESTMENTS, FUND FG-IDK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SEA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LED, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-TER, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-UBE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ORV A SERIES OF FORGE INVESTMENTS, FUND FG-PNK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ZCD A SERIES OF FORGE INVESTMENTS, FUND FG-BNV A SERIES OF FORGE GLOBAL INVESTMENTS, FUND FG-UBW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LRN, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-USR, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-UYF, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MBW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PNR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PRQ, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-ONW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SHE, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-LSK, A SERIES OF FORGE

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

APPLICATION FOR AN ORDER

PURSUANT TO SECTIONS 17(d) AND 57(i)

1940 AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT

TRANSACTIONS OTHERWISE

PROHIBITED BY SECTIONS 17(d) AND

57(a)(4) OF AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

INVESTMENTS LLC, FUND FG-LYW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OAK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SMP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-TQY, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-QRK, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-QUN, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NEV, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-UJE, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MMB, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-NAS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MRS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-WRY A SERIES OF FORGE INVESTMENTS, FUND FG-JUW A SERIES OF FORGE INVESTMENTS, FUND FG-WIL A SERIES OF FORGE INVESTMENTS, FUND FG-IEW A SERIES OF FORGE INVESTMENTS, FUND FG-QAE A SERIES OF FORGE INVESTMENTS, FUND FG-CLS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-CDC, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MRH, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ARE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-WBU, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-KIT A SERIES OF FORGE INVESTMENTS, FUND FG-ZTH A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OPP A SERIES OF FORGE INVESTMENTS LLC, FUND FG-CMC A SERIES OF FORGE INVESTMENTS, FUND FG-DEX A SERIES OF FORGE INVESTMENTS, FUND FG-REX A SERIES OF FORGE GLOBAL INVESTMENTS, FUND FG-DDY A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MXY, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RJJ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RTA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RLU, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-TMS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-TJC, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-NTP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OZP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PKZ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MRB, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-RGH, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-RBL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-RLL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MAC, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-LJS, A SERIES OF FORGE

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INVESTMENTS, LLC, FUND FG-RRA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DAS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MLM, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-NMO, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-LVT, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-SKN A SERIES OF FORGE INVESTMENTS LLC, FUND FG-IDA A SERIES OF FORGE INVESTMENTS, FUND FG-JAY A SERIES OF FORGE INVESTMENTS LLC, FUND FG-LUV, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-KOI A SERIES OF FORGE INVESTMENTS LLC, FUND FG-SSF A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ANT A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DOG A SERIES OF FORGE INVESTMENTS, FUND FG-CAT A SERIES OF FORGE INVESTMENTS LLC, FUND FG-PHA A SERIES OF FORGE INVESTMENTS, FUND FG-PIE A SERIES A FORGE INVESTMENTS LLC, FUND FG-HAP A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MCS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ASP A SERIES OF FORGE INVESTMENTS LLC, FUND FG-EFG A SERIES OF FORGE INVESTMENTS LLC, FUND FG-MLM A SERIES OF FORGE INVESTMENTS, FUND FG-PAR, A SERIES OF FORGE INVESTMENTS LLC, FORGE SECURITIES LLC, FUND FG-BEE A SERIES OF FORGE INVESTMENTS, FUND FG-JTP, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JMW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-EXB, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ASL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-APG, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-AXZ, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-NGL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-AGV, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-BLU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JLS, A SERIES OF FORGE INVESTMENTS, LLC, FUND EQ-JCA, A SERIES OF EQUIDATE INVESTMENTS LLC, FUND FG-CWJ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GWS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-GZX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GRG, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GPR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GGT, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-FYA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-AHF, A SERIES OF FORGE INVESTMENTS LLC,

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

FUND FG-HAL, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ARQ, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ETY, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-EDU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DPU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JES, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JEM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JOR, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-JMM, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-HMS, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GTG, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-APA, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-GMV, A SERIES OF FORGE INVESTMENTS LLC, FUND EQ-DGO, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ASF, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-BXW, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ANO, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-HTL, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-DBD, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BTU, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BJM, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-GTS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-DXL, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-FWX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-CRF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-IMF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VNT, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-XYE, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BDF, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-VZX, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-DST, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-HIS, A SERIES OF FORGE INVESTMENTS, LLC, FUND FG-MJM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-BRB, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ILM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-OMM, A SERIES OF FORGE INVESTMENTS LLC, FUND FG-ONG A SERIES OF FORGE INVESTMENTS LLC, FUND FG-UFO, A SERIES OF FORGE INVESTMENTS LLC, MCF SPACEX-I, MEGACORN FUND LP, MCF SPACEX LLC, MCF NL LLC, MCF GQ LLC, MCF EPIC GAMES LLC, MCF ANDURIL-I LLC, MCF ANDURIL LLC, DOD ACCELERATOR FUND L.P. AND FORGE GLOBAL ADVISORS LLC

c/o UMB Fund Services, Inc.

235 West Galena Street, Milwaukee, WI 53212

File No. 812-

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act” or “Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

●	Megacorn Fund, a closed-end management investment company that is registered under the Act (“Megacorn Fund” or the “Existing Regulated Fund”);

●	Certain vehicles (as identified on Schedule A hereto) (the “Existing Affiliated Funds”), each of which is an entity whose investment adviser is Forge Global Advisors LLC and that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act;

●	Forge Securities LLC (the “Forge Securities”), a broker-dealer that is registered with the Commission as a broker-dealer under the Securities Exchange Act of 1934, as amended, which may from time to time hold various financial assets in a principal capacity;

●	Forge Global Advisors LLC, the investment adviser to Megacorn Fund, on behalf of itself and its successors,[2] and the Existing Affiliated Funds (“Forge Global” or the “Existing Adviser” and, together with Forge Securities, the Existing Regulated Fund and the Existing Affiliated Funds, the “Applicants”).[3] The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund[4]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	The term “successor,” as applied to the Adviser (defined herein), means an entity that results from a reorganization into another jurisdiction or change in type of business organization.
[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.
[4]	“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (or series thereof, as applicable) (a) that is an open-end or closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	Megacorn Fund

Megacorn Fund was organized under the Delaware Statutory Trust Act on February 24, 2025. Megacorn Fund is a closed-end management investment company registered under the Act. Megacorn Fund intends to qualify annually as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended. Megacorn Fund’s principal place of business is c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212.

on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates, and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates, that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[7]	“Adviser” means Forge Global and any other investment adviser controlling, controlled by, or under common control with Forge Global. The term “Adviser” also includes any internally-managed Regulated Fund.
[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

Megacorn Fund’s investment objective is capital appreciation. Megacorn Fund has a four-member board (the “Megacorn Fund Board”), of which three members are not “interested” persons of the Fund within the meaning of Section 2(a)(19) of the Act.9

B.	The Existing Affiliated Funds

The Existing Affiliated Funds are investment vehicles, each of which is a separate and distinct legal entity that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act.10 Forge Global serves as the investment adviser to the Existing Affiliated Funds. Each Existing Affiliated Fund has its own respective general partner or managing member, each of which is affiliated with Forge Global. A complete list of the Existing Affiliated Funds is included in Schedule A hereto.

C.	Forge Securities

Forge Securities is organized as a limited liability company under the laws of the state of Delaware. Forge Securities is registered as a broker-dealer with the SEC and a member of FINRA. Forge Securities is under common control with the Existing Adviser, and is therefore an affiliate within the meaning of Section 2(a)(3)(C) of the 1940 Act.

D.	The Existing Adviser

Forge Global serves as the investment adviser of the Existing Regulated Fund and the Existing Affiliated Funds, and either it or another Adviser will serve as the investment adviser to any Future Regulated Fund. Forge Global is a Delaware limited liability company and is a registered investment adviser with the Commission under the Investment Advisers Act of 1940. The Existing Adviser is wholly-owned subsidiary of Forge Global, Inc., a Delaware corporation. Forge Global, Inc., in turn, is a wholly owned subsidiary of The Charles Schwab Corporation, a publicly traded company (NYSE: SCHW).

Under the terms of an investment advisory agreement with the Existing Regulated Fund, Forge Global will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to the Existing Regulated Fund’s officers and directors/manager regularly. In addition to the Existing Regulated Fund, Forge Global currently provides investment advisory services primarily to privately offered pooled investment funds and special purpose vehicles and, in this connection, serves as the investment adviser to each of the Existing Affiliated Funds.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.
[10]	In the future, an Affiliated Entity may register as an investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this Application.

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to an open-end fund or closed-end fund, or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). Accordingly, with respect to Forge Global, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with Forge Global, and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten

[11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4. No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act. Solely for purposes of conditions 2 and 6(b) of this application, a designated committee of the board of a Regulated Fund may take the steps required of the Required Majority, so long as: (a) such committee consists of at least three directors who both have no financial interest in the relevant transaction and are not interested persons of the Regulated Fund, a majority of whom approve the transaction; and (b) a report on all Co-Investment Transactions considered by the designated committee, including the committee’s decision on each such transaction and the information described in Section 57(f)(3) that the committee has recorded with respect to each such transaction, is provided to the entire board of the Regulated Fund at the board’s next regularly-scheduled meeting.
[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.
[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

6. Dispositions:

(a) Prior to any Disposition18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.19

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

[17]	The Affiliated Entities may adopt shared Co-Investment Policies.
[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the

[20]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).21 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[21]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order); Variant Alternative Income Fund, et al. (File No. 812-15771), Release No. IC-35607(May 22, 2025) (notice), Release No. IC-35640 (June 27, 2025) (order); Partners Group Private Equity (Master Fund), LLC, et al. (File No. 812-15772), Release No. IC-35708 (Aug. 7, 2025) (notice), Release No. IC-35736 (Sept. 3, 2025) (order); ISQ OpenInfra Income Fund, et al. (File No. 812-15764), Release No. IC-35722 (Aug. 21, 2025) (notice), Release No. IC-35751 (Sept. 19, 2025) (order); Main Street Capital Corporation, et al. (File No. 812-15808), Release No. IC-35723 (Aug. 25, 2025) (notice), Release No. IC-35755 (Sept. 22, 2025 (order); Fidelity Private Credit Fund, et al. (File No. 812-15799), Release No. IC-35731 (Aug. 29, 2025) (notice), Release No. IC-35756 (Sept. 23, 2025) (order); TCW Direct Lending LLC, et al. (File No. 812-15821), Release No. IC-35730 (Aug. 29, 2025) (notice), Release No. IC-35757 (Sept. 24, 2025) (order); Aksia LLC, et al. (File No. 812-15785), Release No. IC-35729 (Aug. 28, 2025) (notice), Release No. IC-35765 (Sept. 26, 2025) (order); HarbourVest Private Investments Fund, et al. (File No. 812-15801), Release No. IC-35735 (Sept. 2, 2025) (notice), Release No. IC-35771 (Sept. 30, 2025) (order); Constitution Capital Access Fund, LLC, et al. (File No. 812-15794), Release No. IC-35734 (Sept. 2, 2025) (notice), Release No. IC-35772 (Sept. 30, 2025) (order); Privacore VPC Asset Backed Credit Fund, et al. (File No. 812-15823), Release No. IC-35749 (Sept. 16, 2025) (notice), Release No. IC-35779 (Nov. 14, 2025) (order); 26North BDC, Inc. et al. (File No. 812-15835), Release No. IC-35750 (Sept. 19, 2025) (notice), Release No. IC-35782 (Nov. 14, 2025) (order); 1WS Credit Income Fund, et al. (File No. 812-15796), Release No. IC-35798 (Nov. 21, 2025) (notice), Release No. IC-35829 (Dec. 17, 2025) (order); Columbia Credit Income Opportunities Fund, et al. (File No. 812-15685), Release No. IC-35800 (Nov. 21, 2025) (notice), Release No. IC-35831 (Dec. 17, 2025) (order); Bain Capital Credit, LP, et al. (File No. 812-15818), Release No. IC-35815 (Nov. 28, 2025) (notice), Release No. IC-35838 (Dec. 23, 2025) (order); Prospect Capital, et al. (File No. 812-15849), Release No. IC-35819 (Dec. 9, 2025) (notice), Release No. IC-35859 (Jan. 6, 2026) (order); Oxford Square Capital Corp., et al. (File No. 812-15840), Release No. IC-35820 (Dec. 11, 2025) (notice), Release No. IC-35860 (Jan. 6, 2026) (order); Barings Corporate Investors, et al. (File No. 812-15800), Release No. IC-35826 (Dec. 16, 2025) (notice), Release No. IC-35904 (Jan. 15, 2026) (order); Source Capital /DE/, et al. (File No. 812-15882), Release No. IC-35849 (Jan. 2, 2026) (notice), Release No. IC-35919 (Jan. 28, 2026) (order); AB Private Credit Investors Corporation, et al. (File No. 812-15826), Release No. IC-35862 (Jan. 6, 2026) (notice), Release No. IC-35933 (Feb. 4, 2026) (order); AOG Institutional Fund, et al. (File No. 812-15868), Release No. IC-35861 (Jan. 6, 2026) (notice), Release No. 35934 (Feb. 4, 2026) (order); Hamilton Lane Private Assets Fund, et al. (File No. 812-15888), Release No. IC-35903 (Jan. 15, 2026) (notice), Release No. IC-35947 (Feb. 10, 2026) (order); AMG Pantheon Master Fund, LLC, et al. (File No. 812-15932), Release No. IC-35905 (Jan. 16, 2026) (notice), Release No. IC-35950 (Feb. 11, 2026) (order); Carlyle Secured Lending, Inc. et al. (File No. 812-15836), Release No. IC-35911 (Jan. 23, 2026) (notice), Release No. IC-35959 (Feb. 18, 2026) (order); CAZ Strategic Opportunities Fund, et al. (File No. 812-15864), Release No. IC-35942 (Feb. 9, 2026) (notice), Release No. IC-36006 (Mar. 9, 2026) (order); Stepstone Private Credit Fund LLC, et al. (File No. 812-15962), Release No. IC-35943 (Feb. 9, 2026) (notice), Release No. IC-36007 (Mar. 9, 2026) (order).

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Joshua B. Deringer, Esq.

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103

(215) 988-2959

joshua.deringer@faegredrinker.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

David L. Williams, Esq.

Faegre Drinker Biddle & Reath LLP

320 South Canal Street, Suite 3300

Chicago, IL 60606

312-569-1000

david.williams@faegredrinker.com

Monica Simon

Forge Global Advisors LLC

4 Embarcadero Center, Suite 1500

San Francisco, CA 94111

646-872-5737

monica.simon@forgeglobal.com

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c) of the Act, Applicants hereby state that the Existing Regulated Fund and Existing Affiliated Funds have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 16th day of July, 2026.

MEGACORN FUND

By:	/s/ Vince Gubitosi
Name:	Vince Gubitosi
Title:	President

FORGE GLOBAL ADVISORS LLC

By:	/s/ Grant George
Name:	Grant George
Title:	Principal and Managing Director

FUND FG-WHQ, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WTS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EVB, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KLW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JVW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LHU, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZPX, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VNR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KKR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LQA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KLR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VDA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KRA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VMS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PAW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MHM, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KMF, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LSR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-APL, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GRT, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NOR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ACE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZBA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-YAM, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NHT, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BNI, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IDK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SEA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LED, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TER, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UBE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ORV, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PNK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZCD, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BNV, a Series of Forge Global Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UBW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LRN, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-USR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UYF, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MBW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PNR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PRQ, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ONW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SHE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LSK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LYW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OAK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SMP, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TQY, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-QRK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-QUN, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NEV, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UJE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MMB, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NAS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MRS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WRY, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JUW, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WIL, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IEW a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-QAE a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CLS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CDC, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MRH, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ARE, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WBU, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KIT a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZTH a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OPP a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CMC a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DEX a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-REX a series of Forge Global Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DDY a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MXY, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RJJ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RTA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RLU, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TMS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TJC, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NTP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OZP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PKZ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MRB, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RGH, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RBL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RLL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MAC, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LJS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RRA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DAS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MLM, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NMO, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LVT, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SKN, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IDA, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JAY, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LUV, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KOI, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SSF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ANT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DOG, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CAT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PHA, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PIE, a series a Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HAP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MCS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ASP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EFG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MLM, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PAR, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FORGE SECURITIES LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BEE, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JTP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JMW, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EXB, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ASL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-APG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-AXZ, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NGL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-AGV, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BLU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JLS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND EQ-JCA, a series of Equidate Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CWJ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GWS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GZX, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GRG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GPR, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GGT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-FYA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-AHF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HAL, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ARQ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ETY, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EDU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DPU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JES, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JEM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JOR, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JMM, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HMS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GTG, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-APA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GMV, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND EQ-DGO, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ASF, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BXW, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ANO, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HTL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DBD, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BTU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BJM, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GTS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DXL, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-FWX, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CRF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IMF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VNT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-XYE, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BDF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VZX, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DST, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HIS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MJM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BRB, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ILM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OMM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ONG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UFO, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF SpaceX-I

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

Megacorn Fund LP

By:	/s/ Vince Gubitosi
Name:	Vince Gubitosi
Title:	Authorized Signatory

MCF SpaceX LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF NL LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF GQ LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF Epic Games LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF Anduril-I LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF Anduril LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

DoD Accelerator Fund L.P.

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

Schedule A

List of Existing Affiliated Funds

Fund FG-WHQ, a series of Forge Investments LLC

Fund FG-WTS, a series of Forge Investments, LLC

Fund FG-EVB, a series of Forge Investments, LLC

Fund FG-KLW, a series of Forge Investments LLC

Fund FG-JVW, a series of Forge Investments LLC

Fund FG-LHU, a series of Forge Investments, LLC

Fund FG-ZPX, a series of Forge Investments LLC

Fund FG-VNR, a series of Forge Investments, LLC

Fund FG-KKR, a series of Forge Investments LLC

Fund FG-LQA, a series of Forge Investments LLC

Fund FG-KLR, a series of Forge Investments LLC

Fund FG-VDA, a series of Forge Investments LLC

Fund FG-KRA, a series of Forge Investments LLC

Fund FG-VMS, a series of Forge Investments, LLC

Fund FG-PAW, a series of Forge Investments LLC

Fund FG-MHM, a series of Forge Investments LLC

Fund FG-KMF, a series of Forge Investments LLC

Fund FG-LSR, a series of Forge Investments, LLC

Fund FG-APL, a series of Forge Investments LLC

Fund FG-GRT, a series of Forge Investments LLC

Fund FG-NOR, a series of Forge Investments LLC

Fund FG-ACE, a series of Forge Investments LLC

Fund FG-ZBA, a series of Forge Investments LLC

Fund FG-YAM, a series of Forge Investments LLC

Fund FG-NHT a Series of Forge Investments

Fund FG-BNI a Series of Forge Investments

Fund FG-IDK, a series of Forge Investments LLC

Fund FG-SEA, a series of Forge Investments LLC

Fund FG-LED, a series of Forge Investments LLC

Fund FG-TER, a series of Forge Investments LLC

Fund FG-UBE, a series of Forge Investments LLC

Fund FG-ORV a Series of Forge Investments

Fund FG-PNK, a series of Forge Investments LLC

Fund FG-ZCD a Series of Forge Investments

Fund FG-BNV a Series of Forge Global Investments

Fund FG-UBW, a series of Forge Investments LLC

Fund FG-LRN, a series of Forge Investments, LLC

Fund FG-USR, a series of Forge Investments, LLC

Fund FG-UYF, a series of Forge Investments, LLC

Fund FG-MBW, a series of Forge Investments LLC

Fund FG-PNR, a series of Forge Investments LLC

Fund FG-PRQ, a series of Forge Investments, LLC

Fund FG-ONW, a series of Forge Investments LLC

Fund FG-SHE, a series of Forge Investments, LLC

Fund FG-LSK, a series of Forge Investments LLC

Fund FG-LYW, a series of Forge Investments LLC

Fund FG-OAK, a series of Forge Investments LLC

Fund FG-SMP, a series of Forge Investments LLC

Fund FG-TQY, a series of Forge Investments, LLC

Fund FG-QRK, a series of Forge Investments LLC

Fund FG-QUN, a series of Forge Investments LLC

Fund FG-NEV, a series of Forge Investments, LLC

Fund FG-UJE, a series of Forge Investments, LLC

Fund FG-MMB, a series of Forge Investments, LLC

Fund FG-NAS, a series of Forge Investments LLC

Fund FG-MRS, a series of Forge Investments, LLC

Fund FG-WRY a Series of Forge Investments

Fund FG-JUW a Series of Forge Investments

Fund FG-WIL a Series of Forge Investments

Fund FG-IEW a Series of Forge Investments

Fund FG-QAE a Series of Forge Investments

Fund FG-CLS, a series of Forge Investments LLC

Fund FG-CDC, a series of Forge Investments LLC

Fund FG-MRH, a series of Forge Investments LLC

Fund FG-ARE, a series of Forge Investments LLC

Fund FG-WBU, a series of Forge Investments, LLC

Fund FG-KIT a Series of Forge Investments

Fund FG-ZTH a series of Forge Investments LLC

Fund FG-OPP a series of Forge Investments LLC

Fund FG-CMC a Series of Forge Investments

Fund FG-DEX a Series of Forge Investments

Fund FG-REX a series of Forge Global Investments

Fund FG-DDY a series of Forge Investments LLC

Fund FG-MXY, a series of Forge Investments LLC

Fund FG-RJJ, a series of Forge Investments LLC

Fund FG-RTA, a series of Forge Investments LLC

Fund FG-RLU, a series of Forge Investments, LLC

Fund FG-TMS, a series of Forge Investments LLC

Fund FG-TJC, a series of Forge Investments LLC

Fund FG-NTP, a series of Forge Investments LLC

Fund FG-OZP, a series of Forge Investments LLC

Fund FG-PKZ, a series of Forge Investments LLC

Fund FG-MRB, a series of Forge Investments LLC

Fund FG-RGH, a series of Forge Investments, LLC

Fund FG-RBL, a series of Forge Investments, LLC

Fund FG-RLL, a series of Forge Investments, LLC

Fund FG-MAC, a series of Forge Investments, LLC

Fund FG-LJS, a series of Forge Investments, LLC

Fund FG-RRA, a series of Forge Investments LLC

Fund FG-DAS, a series of Forge Investments, LLC

Fund FG-MLM, a series of Forge Investments, LLC

Fund FG-NMO, a series of Forge Investments, LLC

Fund FG-LVT, a series of Forge Investments, LLC

Fund FG-SKN a series of Forge Investments LLC

Fund FG-IDA a series of Forge Investments

Fund FG-JAY a series of Forge Investments LLC

Fund FG-LUV, a series of Forge Investments LLC

Fund FG-KOI a series of Forge Investments LLC

Fund FG-SSF a Series of Forge Investments LLC

Fund FG-ANT a Series of Forge Investments LLC

Fund FG-DOG a series of Forge Investments

Fund FG-CAT a series of Forge Investments LLC

Fund FG-PHA a series of Forge Investments

Fund FG-PIE a series a Forge Investments LLC

Fund FG-HAP a series of Forge Investments LLC

Fund FG-MCS, a series of Forge Investments LLC

Fund FG-ASP a series of Forge Investments LLC

Fund FG-EFG a series of Forge Investments LLC

Fund FG-MLM a series of Forge Investments

Fund FG-PAR, a series of Forge Investments LLC

Fund FG-BEE a series of Forge Investments

Fund FG-JTP, a series of Forge Investments LLC

Fund FG-JMW, a series of Forge Investments LLC

Fund FG-EXB, a series of Forge Investments LLC

Fund FG-ASL, a series of Forge Investments, LLC

Fund FG-APG, a series of Forge Investments LLC

Fund FG-AXZ, a series of Forge Investments, LLC

Fund FG-NGL, a series of Forge Investments, LLC

Fund FG-AGV, a series of Forge Investments, LLC

Fund FG-BLU, a series of Forge Investments LLC

Fund FG-JLS, a series of Forge Investments, LLC

Fund EQ-JCA, a series of Equidate Investments LLC

Fund FG-CWJ, a series of Forge Investments LLC

Fund FG-GWS, a series of Forge Investments, LLC

Fund FG-GZX, a series of Forge Investments LLC

Fund FG-GRG, a series of Forge Investments LLC

Fund FG-GPR, a series of Forge Investments LLC

Fund FG-GGT, a series of Forge Investments LLC

Fund FG-FYA, a series of Forge Investments LLC

Fund FG-AHF, a series of Forge Investments LLC

Fund FG-HAL, a series of Forge Investments LLC

Fund FG-ARQ, a series of Forge Investments LLC

Fund FG-ETY, a series of Forge Investments LLC

Fund FG-EDU, a series of Forge Investments LLC

Fund FG-DPU, a series of Forge Investments LLC

Fund FG-JES, a series of Forge Investments LLC

Fund FG-JEM, a series of Forge Investments LLC

Fund FG-JOR, a series of Forge Investments LLC

Fund FG-JMM, a series of Forge Investments, LLC

Fund FG-HMS, a series of Forge Investments LLC

Fund FG-GTG, a series of Forge Investments, LLC

Fund FG-APA, a series of Forge Investments LLC

Fund FG-GMV, a series of Forge Investments LLC

Fund EQ-DGO, a series of Forge Investments LLC

Fund FG-ASF, a series of Forge Investments, LLC

Fund FG-BXW, a series of Forge Investments LLC

Fund FG-ANO, a series of Forge Investments LLC

Fund FG-HTL, a series of Forge Investments, LLC

Fund FG-DBD, a series of Forge Investments LLC

Fund FG-BTU, a series of Forge Investments LLC

Fund FG-BJM, a series of Forge Investments, LLC

Fund FG-GTS, a series of Forge Investments, LLC

Fund FG-DXL, a series of Forge Investments LLC

Fund FG-FWX, a series of Forge Investments LLC

Fund FG-CRF, a series of Forge Investments LLC

Fund FG-IMF, a series of Forge Investments LLC

Fund FG-VNT, a series of Forge Investments LLC

Fund FG-XYE, a series of Forge Investments LLC

Fund FG-BDF, a series of Forge Investments LLC

Fund FG-VZX, a series of Forge Investments LLC

Fund FG-DST, a series of Forge Investments LLC

Fund FG-HIS, a series of Forge Investments, LLC

Fund FG-MJM, a series of Forge Investments LLC

Fund FG-BRB, A Series of Forge Investments LLC

Fund FG-ILM, A Series of Forge Investments LLC

Fund FG-OMM, a series of Forge Investments LLC

Fund FG-ONG a series of Forge Investments LLC

Fund FG-UFO, a series of Forge Investments LLC

MCF SpaceX-I

Megacorn Fund LP

MCF SpaceX LLC

MCF NL LLC

MCF GQ LLC

MCF Epic Games LLC

MCF Anduril-I LLC

MCF Anduril LLC

DoD Accelerator Fund L.P.

VERIFICATION

The undersigned states that they have duly executed the foregoing Application for and on behalf of the Applicants, as the case may be, that they hold the office with such entity as indicated below, and that all actions by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that they are familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of their knowledge, information and belief.

MEGACORN FUND

By:	/s/ Vince Gubitosi
Name:	Vince Gubitosi
Title:	President

FORGE GLOBAL ADVISORS LLC

By:	/s/ Grant George
Name:	Grant George
Title:	Principal and Managing Director

FUND FG-WHQ, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WTS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EVB, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KLW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JVW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LHU, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZPX, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VNR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KKR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LQA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KLR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VDA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KRA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VMS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PAW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MHM, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KMF, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LSR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-APL, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GRT, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NOR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ACE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZBA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-YAM, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NHT, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BNI, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IDK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SEA, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LED, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TER, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UBE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ORV, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PNK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZCD, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BNV, a Series of Forge Global Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UBW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LRN, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-USR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UYF, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MBW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PNR, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PRQ, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ONW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SHE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LSK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LYW, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OAK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SMP, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TQY, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-QRK, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-QUN, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NEV, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UJE, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MMB, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NAS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MRS, a Series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WRY, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JUW, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WIL, a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IEW a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-QAE a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CLS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CDC, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MRH, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ARE, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-WBU, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KIT a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ZTH a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OPP a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CMC a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DEX a Series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-REX a series of Forge Global Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DDY a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MXY, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RJJ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RTA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RLU, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TMS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-TJC, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NTP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OZP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PKZ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MRB, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RGH, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RBL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RLL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MAC, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LJS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-RRA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DAS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MLM, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NMO, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LVT, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SKN, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IDA, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JAY, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-LUV, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-KOI, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-SSF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ANT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DOG, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CAT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PHA, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PIE, a series a Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HAP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MCS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ASP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EFG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MLM, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-PAR, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FORGE SECURITIES LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BEE, a series of Forge Investments

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JTP, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JMW, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EXB, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ASL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-APG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-AXZ, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-NGL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-AGV, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BLU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JLS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND EQ-JCA, a series of Equidate Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CWJ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GWS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GZX, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GRG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GPR, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GGT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-FYA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-AHF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HAL, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ARQ, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ETY, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-EDU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DPU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JES, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JEM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JOR, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-JMM, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HMS, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GTG, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-APA, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GMV, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND EQ-DGO, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ASF, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BXW, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ANO, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HTL, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DBD, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BTU, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BJM, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-GTS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DXL, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-FWX, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-CRF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-IMF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VNT, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-XYE, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BDF, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-VZX, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-DST, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-HIS, a series of Forge Investments, LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-MJM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-BRB, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ILM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-OMM, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-ONG, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

FUND FG-UFO, a series of Forge Investments LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF SpaceX-I

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

Megacorn Fund LP

By:	/s/ Vince Gubitosi
Name:	Vince Gubitosi
Title:	Authorized Signatory

MCF SpaceX LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF NL LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF GQ LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF Epic Games LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF Anduril-I LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

MCF Anduril LLC

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

DoD Accelerator Fund L.P.

By:	/s/ Jevon Price
Name:	Jevon Price
Title:	Authorized Signatory

EXHIBIT A

Resolutions of Board of Trustees of Megacorn Fund

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Megacorn Fund (the "Fund") to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Forge Global Advisors LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form presented at this meeting, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further.

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further.

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.